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                                                                   EXHIBIT 10(s)


THIS AGREEMENT made effective the 1st day of January, 1997.

BETWEEN:

                  POTASH CORPORATION OF SASKATCHEWAN INC.
                  (hereinafter referred to as "the Corporation")

                                                   OF THE FIRST PART

AND:

                  CHARLES E. CHILDERS
                  (hereinafter referred to as "Childers")

                                                   OF THE SECOND PART

WHEREAS, Potash Corporation of Saskatchewan ("PCS") and Childers entered into an Employment Agreement ("the Employment Agreement") dated the 1st day of July, 1989;

AND WHEREAS, PCS and the Corporation entered into an Agreement for the Transfer of Employees of Potash Corporation of Saskatchewan on the 31st day of October, A.D. 1989;

AND WHEREAS, the Corporation has assumed the obligations of PCS with respect to the Employment Agreement effective October 31, 1989;

AND WHEREAS, the Corporation and Childers have agreed to certain amendments to the Employment Agreement and wish in this Agreement to restate the Employment Agreement;

NOW THEREFORE, this Agreement WITNESSETH that in consideration of the mutual covenants the parties hereto agree as follows:

1.       POSITION OF EMPLOYMENT

         The Corporation hereby continues the employment of Childers in positions of President and Chief Executive Officer, under the direction of its Board of Directors, and the position of Chairman of the Board of Directors and Childers hereby agrees to the extension of the foregoing employment.


2.       TERM OF AGREEMENT

         The term of this Agreement shall be to June 30, 2002. Childers shall be the Chairman of the Board of Directors and Chief Executive Officer of the Corporation to June 30, 1999. For the period July 1, 1999 to June 30, 2002 Childers shall be the Chairman of the Board of Directors and, subject to the provisions of paragraph 16 hereof, serve as a special advisor to the Corporation. From and after July 1, 1999 Childers shall be deemed to have retired from active employment with the Corporation and shall be entitled to retirement benefits thereafter.




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                                                                          Page 2

3.       SALARY AND COMPENSATION

         The Corporation agrees to pay Childers for all of the services rendered by him hereunder and Childers agrees to accept as compensation therefor the following (all of which amounts are expressed in United States dollars):

         a. While Childers holds the position of Chairman and Chief Executive Officer a basic salary payable monthly, subject to all required and proper deductions, as follows:

                  i. for the period January 1, 1997 to December 31, 1997 the sum of one million, one hundred thousand ($1,100,000) dollars;

                  ii. for the period January 1, 1998 to December 31, 1998 the sum of one million, two hundred thousand ($1,200,000) dollars;

                  iii. for the period January 1, 1999 to June 30, 1999 the sum of six hundred and fifty thousand ($650,000) dollars.

         b. In addition to the amounts payable to Childers under this Agreement or under any other benefit plan or program, while Childers holds the position of Chairman and Chief Executive Officer, an amount equal to any amount paid to Childers pursuant to the Corporation's Short Term Incentive Plan.

         c. After Childers ceases to hold the position of Chief Executive Officer, he shall be paid the sum of three hundred thousand ($300,000) dollars less any amount paid to Childers for his role as Chairman and Director as an annual retainer payable monthly subject to all required and proper deductions.


4.       DUTIES OF EMPLOYEE

         It shall be Childers' responsibility to faithfully and competently perform all of the services ordinarily required of a Chief Executive Officer of a major corporation such as that of the Corporation. It shall be Childers' responsibility to direct all aspects of the operation of the Corporation. It shall be Childers' responsibility as Chairman to preside at Board Meetings and carry out those functions as are authorized by the bylaws of the Corporation. Upon assuming the responsibility as a special advisor to the Corporation it shall be Childers' responsibility to assist in customer and public relations, and act as a representative at industry association meetings and conventions including those of The Fertilizer Institute, International Fertilizer Association and the Potash and Phosphate Institute.


5.       EXPENSES

         The Corporation agrees to pay to Childers all reasonable expenses incurred by Childers in the performance of his duties. The Corporation recognizes the contribution of Norma Childers to the Corporation and agrees that expenses incurred by Norma Childers for travel and accommodation to any meeting relating to the Corporation shall be paid by the Corporation.



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6.       INCOME TAX COMPENSATION

         The Corporation acknowledges that Childers may be subject to a higher rate of income taxation in Canada on income earned by Childers while resident in Canada than Childers would be liable to pay if he resided in the United States and earned an equivalent amount of income there. The Corporation further acknowledges that the parties intend that Childers' after tax position pursuant to the terms of this Agreement based on the income earned by Childers shall be no different than if he resided in the United States and earned an equivalent amount of income in that country. Accordingly, the parties agree that a firm of Chartered Accountants, mutually agreed upon by the parties, shall, on an annual basis, complete the necessary calculations to determine the income tax payable by Childers in Canada and in the United States as if he had continued to reside in the State of Illinois. In the event that the first amount (i.e., federal and provincial tax payable in Canada) exceeds the second amount (i.e., projected federal and state tax payable in the United States) the Corporation shall pay Childers an amount, to be determined by such Chartered Accountants, such that Childers' aggregate income on an after-tax basis would be equal to that which he would have earned had he been a resident of the State of Illinois during the entire taxable year.


7.       CORPORATION'S DISABILITY, RETIREMENT AND PENSION PLAN

         a) Childers shall be entitled to participate in the benefits plan which are currently available to senior executives of the Corporation. Upon termination of employment the Corporation agrees to provide a comprehensive medical, vision, and dental insurance plan for Childers equivalent to the medical, vision, and dental plan currently in existence (a description of which plan is set forth in Schedule I attached hereto) which plan shall remain in effect for the lifetime of Childers. The commitment to provide medical, vision, and dental insurance shall survive this Agreement.

         b) Both parties hereto acknowledge and agree that, effective July 1, 1999 and not withstanding Childers continued provision of services to the Corporation in his role of Chairman of the Board and special advisor, Childers shall be deemed to have retired from employment with the Corporation.


8.       EXECUTIVE BONUS PROGRAM

         For so long as he serves as Chief Executive Officer, Childers shall be entitled to receive in addition to compensation provided for in this Agreement, additional compensation as is provided for in Schedule II attached hereto and forming part of this Agreement.


9.       CORPORATE AIRCRAFT

         The Corporation, in recognition of the importance to it of Childers' security, safety and efficient use of time, authorizes and expects Childers to use the principal corporate aircraft for all business and personal travel. The Corporation hereby agrees to indemnify Childers for any and all income taxes payable by him resulting from travel on such aircraft by him or members of his family who may accompany him. Furthermore, the Corporation hereby agrees to compensate Childers for any


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         additional income taxes he may incur as a result of any indemnity payments for income taxes incurred from his use of such aircraft or for any compensating payments for additional taxes incurred on a compensating payment.


10.      DEATH OR DISABILITY OF EMPLOYEE

         If, prior to July 1, 1999, Childers becomes physically or mentally incapable of performing the services required of him and such incapacity is or may reasonably be expected to exist for more than four months, or Childers dies, then Childers or his estate shall be entitled to receive and be paid compensation up to and including June 30, 1999 as if he had not been disabled or died, less any amounts of disability benefits that are available to Childers or his estate that have been provided by the Corporation.


11.      TERMINATION

         In the event that the Corporation shall terminate this Agreement for any reason or under circumstances other than for cause, the Corporation shall pay to Childers at the time of such termination all sums, including salaries, bonuses and income tax compensation, that would have been paid to Childers pursuant to this Agreement had this Agreement remained in full force and effect from the date of termination to the end of the term of this Agreement.


12.      VOLUNTARY RESIGNATION

         In the event that Childers shall voluntarily resign during the term of this Agreement or any renewal hereof, the Corporation shall pay to Childers at the time of such resignation the total of all salaries and bonuses earned by Childers to the date of such termination plus the income tax compensation with respect to those salaries and bonuses.


13.      TERMINATION FOR CAUSE

         The Corporation shall be entitled to terminate the services of Childers in the event of the infidelity of Childers to the Corporation. For the purposes of this provision, "infidelity" shall be defined as including any illegal act by Childers in relation to the property of the Corporation whereby Childers achieves a personal gain therefrom. In the event that the Corporation shall terminate the services of Childers pursuant to this provision, the Corporation shall pay to Childers at the time of such termination all salaries and bonuses earned by Childers to the date of such termination plus the income tax compensation with respect to those salaries and bonuses.




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14.      BENEFITS PAYABLE UPON TERMINATION

         Upon termination of this Agreement for any reason including the expiry of the term, the Corporation agrees that it shall reimburse Childers for all reasonable moving expenses incurred by Childers. The Corporation agrees that Childers shall be entitled to participate in the Corporation's "home purchase plan" that is available to senior employees that are transferred.


15.      MERGER, TAKE-OVER OR SALE OF THE CORPORATION

         The Corporation agrees that in the event the undertaking of the Corporation is sold, dissolved, merged or amalgamated, the Corporation shall ensure that Childers shall retain his positions of the successor Corporation or business and on the same terms and conditions as contained in this Agreement or, in the alternative, the Corporation shall compensate Childers in the same manner as provided for in paragraph 11 hereof.


16.      SUBSEQUENT AGREEMENTS

         The parties hereto acknowledge that, from and after July 1, 1999, Childers may enter into an agreement to act as special advisor to one or more of the Corporation's direct or indirect subsidiaries. The parties hereto agree that, in the event such agreement is entered into, the respective obligations of Childers and the Corporation relating to Childers' role as special advisor to the Corporation under this agreement shall be of no force and effect, including but not limited to the Corporation's obligation to Childers under paragraph 3(c) hereof.


17.      SOLE AGREEMENT

         Upon the entering into this Agreement by both parties any previous contracts of employment between the parties are terminated and no longer have any force and effect.


IN WITNESS WHEREOF the Corporation has caused this Agreement to be duly executed and made effective the day and year first above written.


                                  POTASH CORPORATION OF SASKATCHEWAN INC.

                                  By: /s/
                                     -----------------------------------




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IN WITNESS WHEREOF CHARLES E. CHILDERS has executed this Agreement effective the day and year first above written.


SIGNED, SEALED AND DELIVERED       )
                                   )
in the presence of:                )
                                   )
/s/                                )       /s/
--------------------------------   )       ---------------------------------
Witness                                     CHARLES E. CHILDERS


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                                   SCHEDULE I


         Medical

         -    No deductible
         -    100% payment of medical expenses

         - Eligible expenses include private hospital, prescription drugs, paramedical treatment

         -    Maximum -- unlimited


         Visioncare

         -    No deductible
         -    100% payment of vision expenses

         - Eligible expenses include eyeglass and frame amounts and contact lens amounts. Eye examinations also included

         -    Maximum -- unlimited


         Dental

         -    No deductible
         -    100% of dental expenses
         - Dental expenses include diagnostic and preventive services, basic and major services, restorative treatment and orthodontic treatment
         -    Unlimited maximum effective January 1, 1989



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                                   SCHEDULE II


Childers shall be entitled to participate in executive bonus programs generally available to senior executives of the Corporation subject to the following special provisions:

a.       Short-term Incentive Compensation Plan (STIP)

         The provisions of the STIP shall apply to Childers except that Childers' Award Percentage at:

         i.       Target ROE shall be 50%;
         ii.      Threshold ROE shall be 25%;
         iii.     Maximum ROE shall be 100%.


b.       Long-term Incentive Plan (LTIP)

         In addition to any Units granted to Childers prior to the date of this Agreement, and notwithstanding any provision of the LTIP to the contrary, the following grant of Units is made to Childers:

         Grant Date:                           January 1, 1995
         Target Bonus:                         50% of Salary
         Number of Part I Units:               10,300
         Number of Part II Units:              10,300
         Redemption Date Part I Units:         On or before December 31, 1997 on a date
                                               determined by the Compensation Committee.
         Redemption Date Part II Units:        One third shall be redeemed on or before
                                               December 31, 1995; December 31, 1996;
                                               December 31, 1997, on a date to be
                                               determined by the Compensation Committee.

         Subject to the above, the provisions of the LTIP shall apply, with necessary changes in points of detail, to the foregoing grant of Units to Childers.

Nothing contained in this Schedule shall affect Childers right to participate in any corporate benefit plan not referenced in this Schedule II.